AGREEMENT OF PURCHASE
                               AND SALE OF ASSETS

                                  By and Among

                         CARIBINER INTERNATIONAL, INC.,
                               LIGHTHOUSE, LTD.,
                              MARK P. FITZGERALD,
                               WARREN F. MOORE II
                                      and
                                RICHARD C. HUNT






                                  June 6, 1996

                                  TABLE OF CONTENTS

                                                                       Page

          1.   Purchase and Sale of Assets. . . . . . . . . . . . . . . . 1
               (b)  Assumed Liabilities . . . . . . . . . . . . . . . . . 3
               (c)  Excluded Assets.    . . . . . . . . . . . . . . . . . 4
               (d)  Transfer and Recording Fees and Taxes; Sales and Use
                     Taxes  . . . . . . . . . . . . . . . . . . . . . . . 5
               (e)  Acquisition by Subsidiaries . . . . . . . . . . . . . 5

          2.   Purchase Price . . . . . . . . . . . . . . . . . . . . . . 5
               (b)  Allocation of Purchase Price  . . . . . . . . . . . . 5

          3.   Closing. . . . . . . . . . . . . . . . . . . . . . . . . . 5

          4.   Seller's and Shareholders' Obligations at Closing;
                Further Assurances  . . . . . . . . . . . . . . . . . . . 6

          5.   Purchaser's Obligations at Closing . . . . . . . . . . . . 7

          6.   Representations and Warranties of Seller and
                Shareholders  . . . . . . . . . . . . . . . . . . . . . . 9
               (a)  Organization, Standing and Qualification  . . . . . . 9
               (b)  Subsidiaries  . . . . . . . . . . . . . . . . . . . . 9
               (c)  Transactions with Certain Persons.  . . . . . . . .  10
               (d)  Execution, Delivery and Performance of Agreement;
                     Authority  . . . . . . . . . . . . . . . . . . . .  10
               (e)  Capitalization  . . . . . . . . . . . . . . . . . .  11
               (f)  Ownership of Seller's Capital Stock . . . . . . . .  11
               (g)  Financial Statements. . . . . . . . . . . . . . . .  11

               (h)  Absence of Undisclosed Liabilities  . . . . . . . .  12
               (i)  Taxes . . . . . . . . . . . . . . . . . . . . . . .  12
               (j)  Absence of Changes or Events  . . . . . . . . . . .  13
               (k)  Litigation  . . . . . . . . . . . . . . . . . . . .  15
               (l)  Compliance with Laws and Other Instruments  . . . .  16
               (m)  Title to Properties . . . . . . . . . . . . . . . .  16
               (n)  Schedules . . . . . . . . . . . . . . . . . . . . .  16
               (o)  Patents, Trademarks, etc  . . . . . . . . . . . . .  19
               (p)  No Guaranties . . . . . . . . . . . . . . . . . . .  19
               (q)  Receivables . . . . . . . . . . . . . . . . . . . .  19
               (r)  Absence of Certain Business Practices . . . . . . .  20
               (s)  Disclosure  . . . . . . . . . . . . . . . . . . . .  20
               (t)  Labor Disputes. . . . . . . . . . . . . . . . . . .  20
               (u)  Customers and Accounts. . . . . . . . . . . . . . .  21
               (v)  Unbilled Costs and Advance Billings . . . . . . . .  21
               (w)  Business Commitments and Proposals  . . . . . . . .  21

          7.   Representations and Warranties by Purchaser  . . . . . .  21
               (a)  Organization  . . . . . . . . . . . . . . . . . . .  22
               (b)  Execution, Delivery and Performance of Agreement  .  22
               (c)  Litigation  . . . . . . . . . . . . . . . . . . . .  22

                               TABLE OF CONTENTS
                                  (continued)
                                                                       Page

          8.   Employment Matters; Employment Contracts . . . . . . . .  22

          9.   Real Estate Matters  . . . . . . . . . . . . . . . . . .  24

          10.  Indemnification  . . . . . . . . . . . . . . . . . . . .  25

          11.  Nature and Survival of Representations and Warranties;
                Rules Regarding Indemnification and Other Actions . . .  28

          12.  Notices  . . . . . . . . . . . . . . . . . . . . . . . .  29

          13.  Miscellaneous  . . . . . . . . . . . . . . . . . . . . .  30


          SCHEDULES

          Schedule 1(a)(ii)   -  Bill of Sale

          Schedule 1(a)(x)    -  Fixed Assets

          Schedule 1(c)       -  Excluded Assets

          Schedule 2(b)       -  Allocation of Purchase Price

          Schedule 4(a)(vi)   -  Opinion of Seller's Counsel

          Schedule 4(a)(vii)  -  Fitzgerald Non-Competition Undertaking

          Schedule 4(a)(viii) -  Moore Non-Competition Undertaking

          Schedule 4(a)(ix)   -  Hunt Non-Competition Undertaking

          Schedule 4(a)(x)    -  Lease Assignment

          Schedule 4(a)(xi)   -  Personal Property Assignment

          Schedule 4(a)(xiii) -  MHB Lease

          Schedule 5(a)(v)    -  Opinion of Purchaser's Counsel

          Schedule 5(a)(vi)   -  Fitzgerald Employment Agreement

          Schedule 5(a)(vii)  -  Moore Employment Agreement

          Schedule 5(a)(viii) -  Hunt Employment Agreement

                                  TABLE OF CONTENTS
                                     (continued)

          Schedule 6(a)       -  States where Seller is Qualified to do Business

          Schedule 6(b)       -  Subsidiaries

          Schedule 6(c)       -  Transactions with Certain Persons

          Schedule 6(d)       -  Conflicts

          Schedule 6(e)       -  Capitalization

          Schedule 6(f)       -  Shareholders

          Schedule 6(i)       -  Unpaid Taxes

          Schedule 6(g)       -  Financial Statements

          Schedule 6(j)       -  Changes or Events

          Schedule 6(k)       -  Litigation

          Schedule 6(l)       -  Compliance with Laws

          Schedule 6(m)       -  Encumbered Assets

          Schedule 6(n)       -  List of Property and Agreements

          Schedule 6(o)       -  Patents, Trademarks, etc.

          Schedule 6(p)       -  Guaranties

          Schedule 6(r)       -  Certain Business Practices

          Schedule 6(u)       -  Customers and Accounts

          Schedule 6(v)       -  Unbilled Costs and Advance Billings

          Schedule 6(w)       -  Commitments

          Schedule 6(w)(i)    -  Proposals

          Schedule 8(b)       -  Employee Plans

          Schedule 8(f)       -  Retained Employees

          Schedule 9          -  Real Estate Leases

                       AGREEMENT OF PURCHASE AND SALE OF ASSETS


               AGREEMENT (this "Agreement"), dated June 6, 1996, by and among CARIBINER INTERNATIONAL, INC., a Delaware corporation having its principal office at 16 West 61st Street, New York, New York 10023 ("Purchaser"), LIGHTHOUSE, LTD. (f/k/a Lighthouse Productions, Inc.), an Illinois corporation having its principal offices at 1900 Hicks Road, Rolling Meadows, Illinois 60008 ("Seller"), MARK P. FITZGERALD, an individual having an address at 27 W. 605 Washington, Winfield, Illinois 60190 ("Fitzgerald"), WARREN F. MOORE II, an individual having an address at 33680 Lake Shore Drive, Gages Lake, Illinois 60030-1745 ("Moore") and RICHARD C. HUNT, an individual having an address at 810 Wild Rose, Cary, Illinois 60013 ("Hunt", referred to with Fitzgerald and Moore, collectively as the "Shareholders").

                                 W I T N E S S E T H:

               WHEREAS, Seller is engaged in the corporate communications, marketing and communications consulting business providing its clients with a variety of services in connection therewith; and

               WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, certain assets constituting substantially all of Seller's business on the terms and conditions set forth herein.

               NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and in order to set forth the terms and conditions of the purchase and sale of assets and the manner of carrying the same into effect, the parties hereto hereby agree as follows:

               1. Purchase and Sale of Assets. (a) Except as set forth on Schedule 1(c) hereof, subject to and upon the terms and conditions set forth in this Agreement, Seller agrees to sell, transfer, convey, assign and deliver to Purchaser (or a designated subsidiary of Purchaser as contemplated by subsection
          (e) hereof), and Purchaser agrees to purchase, at the Closing (as defined in Section 3 hereof), substantially all of the business, assets, properties, goodwill and rights of Seller as a going concern, of every nature, kind and description, tangible and intangible, wheresoever located and whether or not carried or reflected on the books and records of Seller (hereinafter sometimes collectively called "Seller's Assets"), including, without limitation:

                         (i) all of Seller's right, title and interest in and to all of Seller's trade names and corporate names and all variations thereof (including, without limitation, "Lighthouse Productions"), and any and all trademarks, trade secrets, service marks, service names, patents, licenses, copyrights and logos;

                         (ii) the assets referred to in the form of Bill of Sale as set forth in Schedule 1(a)(ii) hereto;

                         (iii) the assets reflected on the Balance Sheet referred to in Section 6(g) hereof, with only such disposition of such assets as shall have occurred in the ordinary course of Seller's business between the Balance Sheet Date (as defined in Section 6(g) hereof) and the Closing and/or which are otherwise permitted by or disclosed in this Agreement, including the Schedules attached hereto;

                         (iv)   all of Seller's machinery, equipment,
                    fixtures, leasehold improvements (to the extent owned by Seller), furniture, audio-visual equipment, film and slide library, office supplies, parts and other tangible personal property in its existing condition and location;

                         (v) all of Seller's right, title and interest in and to all books and records and job related client computer software and computer data files relating to Seller's Assets or the business or operations of Seller (other than Seller's personnel records but only to the extent the transfer thereof to Purchaser would be prohibited by applicable law);

                         (vi) all of Seller's right, title and interest in and to Seller's customer lists;

                         (vii) all of Seller's work-in-process, projects and sales orders existing as of the Effective Date (as defined in Section 3 hereof) (herein together with Seller's work-in-process, projects and sales orders existing at any time during the period between the Effective Date and the Closing Date, the "Projects") with respect to Seller, whether memorialized in writing or not, and contracts, whether written or oral, to be performed by Seller;

                         (viii) all choses in action and causes of action,
                    claims and rights of recovery or setoff of every kind or character arising out of transactions or events which affected Seller's Assets and occurred on or prior to the Effective Date, regardless of the date on which any such cause of action, claim or right may arise or accrue;

                         (ix) accrued sales (in respect of outstanding proposals or work-in-process), commitments, proposals, contracts, understandings or commitments, whether oral or written, to perform services, advanced billings and unbilled costs (as set forth on Schedule 6(v) hereof), existing as of the Effective Date;

                         (x) the fixed assets (the "Fixed Assets") listed on Schedule 1(a)(x) hereto and as provided on the Balance Sheet; and

                         (xi)   cash, and cash equivalents (including
                    marketable securities) and accounts receivable of Seller, existing as of the Effective Date, less cash disbursed in the ordinary course of Seller's business or as otherwise disclosed on Schedule 6(j).

                    (b)  Assumed Liabilities.

                         (i) Seller's Assets shall be conveyed free and clear of all liabilities, obligations, liens, claims and encumbrances, excepting only those liabilities, obligations, liens, claims and encumbrances which are expressly to be assumed by Purchaser hereunder. Purchaser (or, without limiting the obligations of Purchaser hereunder, a designated subsidiary of Purchaser as contemplated by subsection (e) hereof) shall assume at the Closing, and thereafter timely pay, perform or discharge, when due, the "Assumed Liabilities," except to the extent that any of the following have been paid or satisfied as of the Closing Date. As used herein, the term "Assumed Liabilities" shall mean the following liabilities only:

                         (A) Seller's obligations from and after the Effective Date pursuant to:

                                (1)  certain equipment leases listed in
                         the Personal Property Assignment (as defined in
                         Section 4(a) hereof)(or in an exhibit thereto);
                         and

                                (2) the Leases (as defined in Section 9(a)
                         hereof) listed on Schedule 9;



                         (B) All of Seller's obligations relating to the Projects;

                         (C) All liabilities of Seller shown on the Balance Sheet; and

                         (D) Except in respect of the Projects, all trade and account payables, accrued expenses and payroll and payroll taxes of Seller, to the extent not already satisfied, incurred by Seller in the ordinary course of its business from and after May 1, 1996 through the Closing Date.

                         (ii) Purchaser (or a designated subsidiary of Purchaser as contemplated by subsection (e) hereof) shall not and does not assume any liabilities of Seller, other than the Assumed Liabilities, and Seller and the Shareholders shall be solely responsible, without limitation, for the following except and to the extent any of the following constitute Assumed
                    Liabilities:

                         (A) Legal, accounting, brokerage and finder's fees and income, excise or real estate or other transfer taxes or other expenses incurred by Seller or the Shareholders in connection with this Agreement or the consummation of the transactions contemplated hereby;

                         (B) Except as may be otherwise provided on the Balance Sheet or a Schedule hereto, and except ordinary and customary expense reimbursements and salary due the Shareholders in their capacities as officers or employees of Seller, debts, liabilities or obligations of any nature to any past or present shareholder of Seller;

                         (C) Except as may be otherwise provided on the Balance Sheet or a Schedule hereto or in Section 1(b)(i)(D) hereto, any domestic, federal, state or local or foreign income, franchise, excise, use, property, payroll or similar taxes (or penalties and interest thereon) imposed on Seller; and

                         (D) Except as Purchaser shall have otherwise agreed herein, liabilities and obligations of Seller, if any, accruing prior to, on or after the Closing Date relating to Seller's employment of any of Seller's employees, including, without limitation, compensation, severance payments, if any, contributions to employee benefit plans, workers' compensation or other insurance claims.

                    (c) Excluded Assets. Seller's Assets do not include, and specifically exclude, the items set forth on Schedule 1(c) hereto (hereinafter referred to as the "Excluded Assets").

                    (d) Transfer and Recording Fees and Taxes; Sales and Use Taxes. Seller agrees to pay, and be responsible for, and hold Purchaser harmless from any and all real estate transfer and documentary taxes, as well as interest and penalties accruing thereon, if any, payable by Seller in connection with the transactions contemplated by this Agreement. Purchaser agrees to pay, and be responsible for, and hold Seller harmless from any and all sales, use, and other personal property transfer taxes, as well as interest and penalties accruing thereon, incurred by it in connection with the purchase of Seller's Assets hereunder.

                    (e) Acquisition by Subsidiaries. Notwithstanding anything to the contrary in this Agreement, Purchaser may cause the Seller's Assets to be acquired by, and, without limiting the obligations of Purchaser hereunder, the Assumed Liabilities to be assumed by, one or more subsidiaries of Purchaser; provided, however, that Purchaser shall remain liable for all obligations of Purchaser hereunder.

               2. Purchase Price. (a) In consideration of the sale, transfer, conveyance, assignment and delivery of Seller's Assets by Seller to Purchaser, and in reliance upon the representations and warranties made herein by Seller and the Shareholders, Purchaser agrees, in full payment therefor, to deliver to Seller the following purchase price (the "Purchase Price") payable to Seller by delivery of the following at the Closing or at such other time as provided herein the sum of $1,500,000 by wire transfer or certified or official bank check drawn on a bank which is a member of the New York Clearing House Association payable to the order of Seller.

                    (b) Allocation of Purchase Price. The Purchase Price payable pursuant to Section 2(a) hereof shall be allocated as provided on Schedule 2(b) hereof. The parties hereto agree to use such allocation for purposes of filing Internal Revenue

          Service Form 8594 (Asset Acquisition Statement under Section
          1060) pursuant to the provisions of the Internal Revenue Code of 1986, as amended.

               3. Closing. The closing of the transactions contemplated under this Agreement (the "Closing") shall take place simultaneously with the mutual execution and delivery of this Agreement at the offices of Zukerman Gore & Brandeis, LLP, 900

          Third Avenue, New York, New York 10022. The day on which the Closing actually takes place is herein sometimes referred to as the "Closing Date." Notwithstanding anything to the contrary contained in this Agreement, the transactions contemplated pursuant to this Agreement shall be deemed to be effective as of June 1, 1996 (the "Effective Date").


               4. Seller's and Shareholders' Obligations at Closing; Further Assurances. (a) At the Closing, Seller and the
          Shareholders agree to deliver to Purchaser (and, as applicable, execute):

                         (i) a Bill of Sale duly executed by Seller in substantially the form of Schedule 1(a)(ii) hereto;

                         (ii) such other good and sufficient deeds, bills of sale, endorsements, assignments, documents of title and other instruments of conveyance, assignment and transfer, in form and substance reasonably satisfactory to Purchaser's counsel, as shall be effective to vest in Purchaser good title to Seller's Assets;

                         (iii)  all contracts, files and other data
                    (including, without limitation, lists of orders and computer disks and tapes) and documents pertaining to Seller's Assets;

                         (iv) a certified copy of resolutions adopted by Seller's Board of Directors and Shareholders authorizing the execution, delivery and performance of this Agreement;

                         (v)    a copy of Seller's certificate of
                    incorporation, as amended, certified by the Office of the Secretary of State of the State of Illinois, and a true and correct copy of the by-laws of Seller as certified by the secretary of Seller;

                         (vi)   the opinion of the Seller's counsel,
                    substantially in the form of Schedule 4(a)(vi) annexed hereto;

                         (vii)  the Non-Competition Undertaking of
                    Fitzgerald (the "Fitzgerald Non-Competition
                    Undertaking"), in the form of Schedule 4(a)(vii) annexed hereto;

                         (viii) the Non-Competition Undertaking of Moore
                    (the "Moore Non-Competition Undertaking"), in the form of Schedule 4(a)(viii) annexed hereto;


                         (ix) the Non-Competition Undertaking of Hunt (the "Hunt Non-Competition Undertaking"), in the form of Schedule 4(a)(ix) annexed hereto;

                         (x) approvals in respect of and an assignment and assumption agreement for the Leases (as defined in Section 9(a) hereof) in substantially the form of
                    Schedule 4(a)(x) annexed hereto (the "Lease
                    Assignment");

                         (xi) an assignment and assumption agreement for the equipment leases in substantially the form of
                    Schedule 4(a)(xi) annexed hereto (the "Personal Property Assignment");

                         (xii) a copy of a proposed amendment to Seller's articles of incorporation, duly executed by Seller, changing its name to a name that does not include the words "Lighthouse Productions" or any variant thereof, which Seller agrees to duly file promptly following the Closing;

                         (xiii) that certain Office Building Lease (the
                    "MHB Lease") between MHB Partners, Ltd., as Landlord, and Caribiner, Inc., a wholly-owned subsidiary of Purchaser ("Caribiner"), with respect to premises at 1900 Hicks Road, Rolling Meadows, Illinois, in the form of Schedule 4(a)(xiii) annexed hereto; and

                         (xiv)  all other documents and instruments
                    required to be delivered to Purchaser pursuant to the provisions of this Agreement.

                    (b) At any time and from time to time after the Closing, at Purchaser's request and expense, without further consideration, Seller and Shareholders agree to cause Seller to execute and deliver such other additional instruments of sale, transfer, conveyance, assignment and confirmation and take such other action as Purchaser may reasonably deem necessary in order to transfer, convey and assign to Purchaser Seller's Assets, subject to this Agreement, to put Purchaser in control thereof and to assist Purchaser in exercising all of Seller's rights with respect thereto.

                    (c) Seller agrees that from and after the Closing Purchaser shall have the right and authority to bill and collect for its own account all billings in respect of Seller's work-in-process and accounts receivable that are being transferred to Purchaser as provided herein. Seller agrees that it will promptly transfer and deliver to Purchaser any cash or other property which Seller may receive in respect of such billings.

               5. Purchaser's Obligations at Closing. (a) At the Closing, Purchaser agrees to deliver to Seller (and, as applicable, execute):

                         (i) the Purchase Price as provided in Section 2 hereof;

                         (ii)   [Intentionally Omitted.]

                         (iii) a certified copy of resolutions adopted by the Board of Directors of Purchaser authorizing the execution, delivery and performance of this Agreement, the Fitzgerald Non-Competition Undertaking, the Moore Non-Competition Undertaking and the Hunt Non-Competition Undertaking, and a Written Consent of the Sole Director of Caribiner authorizing the execution, delivery and performance of the Fitzgerald Agreement, the Moore Agreement and the Hunt Agreement (each, as defined below);

                         (iv)   a copy of Purchaser's certificate of
                    incorporation, as amended, certified by the Office of the Secretary of State of Delaware, and a true and correct copy of the by-laws of Purchaser as certified by the secretary of Purchaser;

                         (v)    an opinion of Purchaser's counsel
                    substantially in the form of Schedule 5(a)(v) annexed hereto;

                         (vi)   the Employment Agreement between
                    Caribiner and Fitzgerald (the "Fitzgerald

                    Agreement"), in the form of Schedule 5(a)(vi) annexed hereto;

                         (vii)  the Employment Agreement between
                    Caribiner and Moore (the "Moore Agreement"), in the form of Schedule 5(a)(vii) annexed hereto;

                         (viii) the Employment Agreement between
                    Caribiner and Hunt (the "Hunt Agreement"), in the form of Schedule 5(a)(viii) annexed hereto;

                         (ix)   [Intentionally Omitted.];

                         (x)    the Personal Property Assignment;

                         (xi)   the Lease Assignment;


                         (xii) the Fitzgerald Non-Competition Undertaking, the Moore Non-Competition Undertaking and the Hunt Non-Competition Undertaking and the sums, documents and certificates representing shares of Purchaser's common stock to be paid or delivered thereunder;

                         (xiii) the MHB Lease and the documents, sums and
                    instruments required to be delivered by Purchaser thereunder; and

                         (xiv) all other documents, sums and instruments required to be delivered to Seller pursuant to the provisions of this Agreement.

                    (b) At any time and from time to time after the Closing, at Seller's request and expense, Purchaser shall execute and deliver such other additional instruments as Seller or any of the Shareholders may reasonably deem necessary to evidence Purchaser's obligations under this Agreement, and Purchaser agrees to take such actions as may be reasonably necessary to carry out the purposes and intentions of this Agreement. For a reasonable period of time following the Closing, Purchaser shall provide Seller and the Shareholders with reasonable access to all books and records of Seller that are delivered to Purchaser hereunder relating to Seller's Assets and the period through the Closing Date.

               6.   Representations and Warranties of Seller and
          Shareholders. Seller and Shareholders jointly and severally represent and warrant to Purchaser, as of the Effective Date and as of the Closing Date, except as otherwise provided in this Agreement or on a Schedule hereto, as follows:

                    (a) Organization, Standing and Qualification. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois; has all requisite corporate power and authority and is entitled to carry on its business as now being conducted and to own, lease or operate its properties in the places where such business is now conducted and such properties are now owned, leased or operated; and is duly qualified, licensed and in good standing as a foreign corporation authorized to do business in the states listed on
          Schedule 6(a) annexed hereto, which are the only states where the failure to be so qualified would have a material adverse effect on the condition, financial or otherwise, of Seller. Seller has delivered to Purchaser true and complete copies of the certificate of incorporation of Seller and all amendments thereto, certified as true and correct by the Office of the Secretary of State of the State of Illinois, and the by-laws of Seller as presently in effect, certified as true and correct by

          Seller's secretary.

                    (b) Subsidiaries. Seller has no subsidiaries except those listed on Schedule 6(b) hereto. Seller owns all of the outstanding capital stock of all of the subsidiaries of Seller listed on Schedule 6(b) hereto. Except as set forth on Schedule 6(b) hereto, Seller has no interest, directly or indirectly, and has no commitment to purchase any interest, directly or indirectly, in any other corporation or in any partnership, joint venture or other business enterprise or entity other than as set forth on Schedule 6(b). Except as set forth on Schedule 6(b), the business carried on by Seller has not been conducted through any other direct or indirect subsidiary or affiliate of any present or former shareholder of Seller. Except as set forth on
          Schedule 6(b) hereto, there are no securities of any subsidiary of Seller directly or indirectly convertible, exercisable or exchangeable for any of the capital stock of any subsidiary of Seller, including but not limited to any options, warrants, rights, agreements, understandings or commitments, vested or unvested, of any nature whatsoever relating to the capital stock of any subsidiary of Seller.

                    (c) Transactions with Certain Persons. Except as set forth on Schedule 6(c) hereto, Seller has not directly or indirectly, purchased, leased from others or otherwise acquired any property or obtained any services from, or sold, leased to others or otherwise disposed of any property or furnished any services to, or otherwise dealt with (except with respect to remuneration for services rendered as a director, officer or employee of Seller), in the ordinary course of business or otherwise (i) any shareholder of Seller, or (ii) any person, firm or corporation which, directly or indirectly, alone or together with others, controls, is controlled by or is under common control with Seller or any shareholder of Seller. Except as set forth on Schedule 6(c) hereto, Seller does not owe any amount to, or have any contract with or commitment to, any of its shareholders, directors, officers, employees or consultants (other than compensation for current services not yet due and payable and reimbursement of expenses arising in the ordinary course of business), and none of such persons owes any amount to Seller. Except as set forth on Schedule 6(c) hereof, no part of the property or assets of any of the Shareholders is used by Seller.

                    (d) Execution, Delivery and Performance of Agreement; Authority. Except as set forth on Schedule 6(d) hereto, neither the execution, delivery nor performance of this Agreement and all other agreements to which Seller or any of the Shareholders is a party required to be delivered by Seller and the Shareholders, as applicable, pursuant to Section 4(a) hereof (which documents are hereinafter sometimes collectively referred to as "Seller's

          Related Agreements") by Seller or any of the Shareholders, as the case may be, will, with or without the giving of notice or the passage of time, or both, conflict with, result in a default, right to accelerate or loss of rights under, or result in the creation of any lien, charge or encumbrance pursuant to any provision of Seller's certificate of incorporation or by-laws or any franchise, mortgage, deed of trust, lease, license, agreement, law, rule or regulation or any order, judgment or decree to which Seller or any of the Shareholders is a party or by which any of them may be bound or materially or adversely affected or require any consent, authorization, approval or any other action by, or any notice to or filing or registration with, any governmental authority or other third party. Except as set forth on Schedule 6(d) hereto, no other party, including, without limitation, any present or former partner, shareholder in common with, or employee of any of the Shareholders has, may or will have any right to any of the Shareholders' interest in Seller or the proceeds of the sale of Seller's Assets. Seller and the Shareholders each have the full power and authority to enter into this Agreement and, as applicable, Seller's Related Agreements and to carry out the transactions contemplated hereby, as applicable, all proceedings required to be taken by them to authorize and approve the execution, delivery and performance of this Agreement and Seller's Related Agreements have been properly taken, and this Agreement and Seller's Related Agreements constitute valid and binding obligations of Seller and each of the Shareholders, enforceable in accordance with their terms, except that such enforcement may be subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium and similar law affecting creditors' rights generally. The execution, delivery and performance of this Agreement and Seller's Related Agreements have been duly authorized, to the extent required by applicable law and by all requisite corporate and shareholder action of Seller. Notwithstanding the foregoing provisions of this Section 6(d) to the contrary, the Shareholders do not make any representation or warranty as to the legal capacity of the other Shareholders.

                    (e) Capitalization. All of the presently authorized, issued and outstanding shares of capital stock of Seller are owned by the Shareholders. Except as otherwise disclosed on
          Schedule 6(e) hereof, there are no outstanding subscriptions, rights, options, warrants, calls, contracts, demands, commitments, convertible securities or other agreements or arrangements of any character or nature whatsoever under which Seller or Shareholders are or may become obligated to issue, assign or transfer any shares of the capital stock of Seller.

                    (f) Ownership of Seller's Capital Stock. The Shareholders are the lawful record and beneficial owners of the number of shares of Seller's capital stock set opposite their name on Schedule 6(f) annexed hereto, free and clear of any liens, claims, encumbrances or restrictions of any kind, except as set forth on Schedule 6(f) hereof, and all of such shares are validly issued and outstanding, fully paid and nonassessable.

                    (g) Financial Statements. Seller has delivered to Purchaser copies (initialled by Seller's secretary and identified with a reference to this Section of this Agreement) of the following financial statements (hereinafter collectively called the "Financial Statements"), copies of which are attached as
          Schedule 6(g) hereof, all of which are true, accurate and correct, and have been prepared in good faith from the books and records of Seller in conformity with generally accepted accounting principles consistently applied and fairly present the financial position of Seller at such dates:

                    (i) Reviewed Balance Sheet, and related statements of income and retained earnings and cash flows (including the notes thereto) of Seller prepared by Lipschultz, Levin & Gray as at December 31, 1994 and December 31, 1995 and for the periods then ended; and

                    (ii) Balance Sheet and related income statement of Seller prepared by Seller as at April 30, 1996 and for the period then ended. (The Balance Sheet and related income statement for the period ended April 30, 1996 is hereinafter referred to as the "Balance Sheet" and the date April 30, 1996 is hereinafter referred to as the "Balance Sheet Date").

                Such Financial Statements do not contain any items of special or nonrecurring income or any other income not earned in the ordinary course of business except as expressly specified therein.

                    (h) Absence of Undisclosed Liabilities. As of the Balance Sheet Date, except as reflected or reserved against on the Balance Sheet, Seller had no debts, liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature whatsoever.

                    (i) Taxes. Except as set forth on Schedule 6(i) hereto, all taxes, including, without limitation, income, property, sales, use, franchise, value added, employees' income, withholding and social security taxes, imposed by the United States or by any foreign country or by any state, municipality, subdivision or instrumentality of the United States or of any foreign country, or by any other taxing authority, which are due or payable by Seller, and all interest and penalties thereon, whether disputed or not, have been paid in full, except such taxes for the current reporting period which will be paid when due; all tax returns required to be filed in connection therewith have been accurately prepared and duly and timely filed prior to the expiration of any available extension periods, and all deposits required by law to be made by Seller with respect to employees' withholding taxes have been duly made, except for the current reporting period which will be paid when due. Seller is not currently delinquent in the payment of any foreign or domestic tax, assessment or governmental charge or deposit and has no tax deficiency or claim outstanding, or, to its knowledge, proposed or assessed against it, and there is no basis for any such deficiency or claim. There is not now in force any extension of time with respect to the date on which any tax return was or is due to be filed by or with respect to Seller other than the federal and state corporate income and franchise tax returns for the period ending December 31, 1995, or any waiver or agreement by it for the extension of time for the assessment of any tax.

                    (j) Absence of Changes or Events. Except as set forth on Schedule 6(j) annexed hereto, since the Balance Sheet Date, Seller has conducted its business only in the ordinary course and has not:
                    (i)     incurred any obligation or liability,
                    absolute, accrued, contingent or otherwise, whether due or to become due, except current liabilities for trade or business obligations in the ordinary course of business and consistent with its prior practice, none of which liabilities, in any case or in the aggregate, materially and adversely affects the business, properties, assets, liabilities or condition, financial or otherwise, of Seller;

                    (ii)    discharged or satisfied any lien,
                    charge or encumbrance other than those then required to be discharged or satisfied, or paid any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, other than current liabilities shown on the Balance Sheet and current liabilities incurred since the Balance Sheet Date in the ordinary course of business and consistent with its prior practice;

                    (iii)   declared or made any payment of
                    dividends or other distribution to its
                    shareholders or upon or in respect of any shares of its capital stock, or purchased, retired or redeemed, or obligated itself to purchase, retire or redeem, any of its shares of capital stock or other securities;

                    (iv)    mortgaged, pledged or subjected to
                    lien, charge, security interest or any other encumbrance or restriction any of its property, business or assets, tangible or intangible;

                    (v)     sold, transferred, leased to others
                    or otherwise disposed of any of its assets except in the ordinary course of business, or cancelled or compromised any debt or claim, or waived or released any right of substantial value;

                    (vi) received any notice of termination of any contract, lease or other agreement or suffered any damage, destruction or loss (whether or not covered by insurance) which, in any case or in the aggregate, has had a materially adverse effect on the Seller's Assets, or the properties, operation or prospects of Seller;

                    (vii)   encountered any labor union
                    organizing activity, had any actual or
                    threatened employee strikes, work stoppages, slow-downs or lock-outs or had any material change in its relations with its employees, agents, customers or suppliers;

                    (viii)  transferred or granted any rights
                    under, or entered into any settlement
                    regarding the breach or infringement of, any United States or foreign license, patent, copyright, trademark, trade name, invention or similar rights, or modified any existing rights with respect thereto;

                    (ix)    made any material change in the rate
                    of compensation, commission, bonus or other direct or indirect remuneration payable, or paid or agreed or orally promised to pay conditionally or otherwise, any material bonus, extra compensation, pension or severance or vacation pay, to any shareholder, director, officer, employee, salesman, distributor or agent of Seller;

                    (x)     issued or sold any shares of its
                    capital stock or other securities, or issued,

                    granted or sold any options, rights or
                    warrants with respect thereto, or acquired any capital stock or other securities of any corporation or any interest in any business enterprise, or otherwise made any loan or advance to or investment in any person, firm or corporation;

                    (xi)    made any capital expenditures or
                    capital additions or betterments in excess of an aggregate of $10,000;

                    (xii)   changed its banking or safe deposit
                    arrangements;

                    (xiii)  instituted, settled or agreed to
                    settle any litigation, action or proceeding before any court or governmental body relating to Seller or its property;

                    (xiv) failed to replenish its supplies in a normal and customary manner consistent with its prior practice and prudent business practices prevailing in the industry, or made any purchase commitment in excess of the normal, ordinary and usual requirements of its business or at any price in excess of the then current market price or upon terms and conditions more onerous than those usual and customary in the industry, or made any material change in its selling, pricing, advertising or personnel practices inconsistent with its prior practice or, if so, consistent with prudent business practices prevailing in the industry and with respect to any of the foregoing which, individually, or in the aggregate, have had or could have a materially adverse effect on Seller's Assets, or its operations or business;

                    (xv)    suffered any change, event or
                    condition which, in any case or in the
                    aggregate, has had or may have a materially adverse affect on Seller's condition (financial or otherwise), properties, assets, liabilities or operations including, without limitation, any materially adverse change in Seller's revenues, costs, levels of committed business or relations with its employees, agents, customers or suppliers; or


                    (xvi)   entered into any agreement or made
                    any commitment, whether written or oral, to take any of the types of action described in subparagraphs (i) through (xv) above.

                    (k) Litigation. Except as set forth on Schedule 6(k) hereto, there is no claim, legal action, suit, arbitration or other legal or administrative proceeding (or to Seller's best knowledge, governmental investigation) or any order, decree or judgment in progress, pending or in effect, or to the knowledge of Seller threatened against or relating to Seller, its officers or directors (including, without limitation, the Shareholders), its properties, assets or business in connection with the transactions contemplated by this Agreement, and neither Seller nor any of the Shareholders knows or has reason to be aware of any basis for the same. Neither Seller nor the Shareholders make any representation or warranty with respect to any proceeding which has been filed but not served upon any such party provided that such party is unaware of any such proceeding or any threat to commence any such proceeding.

                    (l)  Compliance with Laws and Other Instruments.
          Except as set forth in Schedule 6(l) hereto, Seller has complied in all material respects with all existing laws, rules, regulations, ordinances, orders, judgments and decrees now or hereafter applicable to its business, properties or operations as presently conducted which, if not complied with, would result in a materially adverse effect on Seller or Seller's Assets, its business or its properties. Neither the ownership nor use of Seller's Assets nor the conduct of its business materially conflicts with the rights of any other person, firm or corporation, or violates, or with or without the giving of notice or the passage of time, or both, will violate, conflict with or result in a default, right to accelerate or loss of rights under, any terms or provisions of its certificate of incorporation or by-laws as presently in effect, or any lien, encumbrance, mortgage, deed of trust, lease, license, agreement, understanding, law, ordinance, rule or regulation, or any order, judgment or decree to which it is a party or by which it may be bound or affected.

                    (m) Title to Properties. Seller has good title to all of Seller's Assets. Except as set forth on Schedule 6(m) hereto, none of Seller's Assets are subject to any mortgage, pledge, lien, charge, security interest, encumbrance, restriction, lease, license, easement, liability or adverse claim of any nature whatsoever (excluding trade and account payables), direct or indirect, whether accrued, absolute, contingent or otherwise. Neither Seller nor any of the Shareholders has sold, transferred, assigned or otherwise conveyed any right, title or interest in or to any of Seller's customer lists or any rights thereto.

                    (n) Schedules. Attached hereto as Schedule 6(n) is a separate schedule, except as otherwise indicated, as of the Closing Date, containing an accurate and complete list and description of:

                    (i)     All real property in which Seller has
                    an ownership, leasehold or other interest or which is used by Seller in connection with the operation of its business.

                    (ii)    As of a date no earlier than the
                    Balance Sheet Date, Seller's accounts and trade receivables together with detailed information as to each such listed receivable which has been outstanding for more than 60 days.

                    (iii)   All machinery, tools, equipment,
                    motor vehicles and other tangible personal property (other than supplies), owned, leased or used by Seller except for items having, individually, a value of less than $1,000 which do not, in the aggregate, have a total value of more than $10,000.

                    (iv)    All patents, patent applications,
                    patent licenses, trademarks, trademark
                    registrations, and applications therefor, service marks, service names, trade names, copyrights and copyright registrations, and applications therefor, wholly or partially owned or held by Seller or used in the operation of Seller's business.

                    (v)     All fire, theft, casualty, liability
                    and other insurance policies procured by Seller, specifying with respect to each such policy the name of the insurer, the risk insured against, the limits of coverage, the deductible amount (if any), the premium rate and the date through which coverage will continue by virtue of premium already paid.

                    (vi)    All material written agreements
                    providing for the services of an independent contractor to which Seller is a party or by which it is bound.

                    (vii)   All contracts, agreements,

                    commitments or licenses relating to patents, trademarks, trade names, copyrights, inventions, processes, know how, formulae or trade secrets to which Seller is a party or by which it is bound.

                    (viii)  All loan agreements, indentures,
                    mortgages, pledges, conditional sale or title retention agreements, security agreements, equipment obligations, guaranties, leases or lease purchase agreements to which Seller is a party or by which it is bound.

                    (ix)    All contracts, agreements and
                    commitments, whether or not fully performed, in respect of the issuance, sale or transfer of the capital stock, bonds or other securities of Seller or pursuant to which Seller has acquired any substantial portion of its business or Seller's Assets.

                    (x)     All contracts, agreements,
                    commitments or other understandings or
                    arrangements to which Seller is a party but excluding (A) purchase and sales orders and commitments made in the ordinary course of business, (B) contracts entered into in the ordinary course of business, (C) contracts not entered into in the ordinary course of business which are terminable by Seller on less than 90 days' notice without any penalty or consideration and (D) any such agreement not being assumed by Purchaser hereunder.

                    (xi) All collective bargaining agreements, employment and consulting agreements, executive compensation plans, bonus plans, deferred compensation agreements, employee pension plans or retirement plans, employee stock options or stock purchase plans and group life, health and accident insurance and other employee benefit plans, agreements, arrangements or commitments, whether or not legally binding, including, without limitation, holiday, vacation, Christmas and other bonus practices, to which Seller is a party or is bound which relate to the operation of Seller's business.

                    (xii)   The names and current annual salary
                    rates of all persons who are currently

                    employed by Seller showing separately for each such person the amount paid or payable as salary, bonus payments and any indirect compensation for the year ended December 31,

                    1995 as well as each of such person's current compensation.

                    (xiii)  The names of all of Seller's
                    directors and officers; the name of each bank in which Seller has an account or safe deposit box and the names of all persons authorized to draw thereon or have access thereto.

          All of the contracts, agreements, leases, licenses and commitments required to be listed on Schedule 6(n) (other than those which have been fully performed) are, to the best knowledge of Seller and Shareholders, valid and binding, enforceable in accordance with their respective terms, in full force and effect and, except as otherwise specified on Schedule 6(n), validly assignable to Purchaser without the consent of any other party so that, after the assignment thereof to Purchaser pursuant hereto, Purchaser will be entitled to the full benefits thereof except that such enforcement may be subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium and similar law affecting creditors' rights generally. Except as disclosed on Schedule 6(n), there is not, to the best knowledge of Seller and Shareholders, under any such contract, agreement, lease, license or commitment any existing default, or event which, after notice or lapse of time, or both, would constitute a default or result in a right to accelerate or loss of rights. None of Seller's existing or completed contracts is subject to renegotiation with any governmental body. True and complete copies of all such written contracts, agreements, leases, licenses and other documents listed on Schedule 6(n) (together with any and all amendments thereto) have been delivered to Purchaser and a summary of any oral contracts or agreements required to be listed on Schedule 6(n) has been described thereon.

                    (o)  Patents, Trademarks, etc.   Seller owns or has
          rights to the licenses or other rights to use all copyrights, trademarks, service marks, service names, trade names, patents, trade secrets and other proprietary rights set forth on Schedule 6(o) hereto used in the business of Seller. Seller knows of no infringement upon, and is not, to its best knowledge, infringing upon or otherwise acting in a manner materially adversely to, any copyrights, trademarks, trademark rights, service marks, service names, trade names, patents, patent rights, licenses, trade secrets or other proprietary rights owned by any other person or persons, and, to Seller's and the Shareholders' knowledge, there is no claim or action by any such person pending or threatened with respect thereto.

                    (p) No Guaranties. Except as set forth on Schedule 6(p) hereto, none of the obligations or liabilities of Seller is guaranteed by any other person, firm or corporation, nor has Seller guaranteed the obligations or liabilities of any other person, firm or corporation.

                    (q) Receivables. Subject to Section 10 hereof, all accounts and trade receivables of Seller which are reflected on the Balance Sheet, and all such receivables which have arisen since the date thereof, have arisen only from bona fide transactions in the ordinary course of Seller's business and shall be (or have been) fully collected when due, or in the case of each account receivable within 90 days after it arose, without resort to litigation and without offset or counterclaim, in the aggregate face amounts thereof. In the event that Purchaser elects to discount or waive the collection of an otherwise fully collectible receivable transferred to Purchaser as part of Seller's Assets for business relationship or other reasons, the amount of any such discount or waived amount shall not (if otherwise fully collectible) be an indemnifiable amount pursuant to this Agreement.

                    (r) Absence of Certain Business Practices. Except as set forth on Schedule 6(r), none of the Shareholders nor, to the knowledge of Seller or any of the Shareholders, any officer, employee or agent of Seller, nor any other person acting on its behalf, has, directly or indirectly, given or agreed to give any gift or similar benefit, of a material nature to any customer, supplier, governmental employee or other person who is or may be in a position to help or hinder the business of Seller (or assist Seller in connection with any actual or proposed transaction) which (A) might subject Seller to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (B) if not given in the past, might have had an adverse effect on the assets, business or operations of Seller as reflected on the Financial Statements or (C) if not continued in the future, might adversely affect Seller's Assets, business, operations or prospects or which might subject Seller to suit or penalty in any private or governmental litigation or proceeding.

                    (s) Disclosure. No representation or warranty by Seller or Shareholders contained in this Agreement or in any other document furnished or to be furnished by Seller or Shareholders in connection herewith or pursuant hereto contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make the statements herein or therein contained not misleading in any material respect. The representations and warranties contained in this Section 6 shall not be affected or deemed waived by reason of the fact that Purchaser and/or its representatives knew or should have known that any such representation or warranty is or might be inaccurate in any respect. Each Schedule of this Agreement shall be deemed to include and incorporate by reference any disclosure contained in any other Schedule attached to this Agreement.

                    (t) Labor Disputes. With respect to the business of Seller (i) no work stoppage by employees of Seller has occurred and is continuing or is threatened, (ii) Seller has no actual knowledge of any pending or threatened charges against Seller of unfair labor practices or discrimination based on age, race or sex, which individually or in the aggregate, would be materially adverse to the business of Seller, (iii) there are no pending labor negotiations with or union organization efforts by any employees of Seller or with any union representing or attempting to represent any employees of Seller and (iv) Seller has no actual knowledge of employee grievances which in the aggregate would be material and adverse to the business of Seller that have not been settled or otherwise resolved to the satisfaction of Seller and the employees.

                    (u)  Customers and Accounts.  Except as set forth on
          Schedule 6(u) hereof, neither Seller nor any of the Shareholders has any knowledge or information that any person or entity whose payments to Seller, whether alone or together with any party actually known by Seller to be such person's affiliate, accounted for 5% or more of Seller's gross revenues in either of its fiscal years ending in 1994 or 1995 or in the three (3) month period ending March 31, 1996 will cease or has ceased doing business with Seller or Purchaser as its successor, for any reason, or will or has reduced its payments to Seller by more than twenty (20%) percent for any reason. Schedule 6(u) hereof correctly lists the twenty (20) largest clients of Seller during each of the fiscal years ended in 1994 and 1995 and the three (3) month period ending March 31, 1996, together with the approximate amount of billings made by Seller to each such account during each such year or period. Schedule 6(u) also lists the twenty
          (20) largest vendors to Seller in terms of cash payments made during the 1994 and 1995 calendar years and the three (3) month period ending March 31, 1996.

                    (v) Unbilled Costs and Advance Billings. All costs incurred on jobs in process, whether reflected as unbilled costs or a reduction of advance billings to clients, reflected on Seller's books of account as of April 30, 1996 (a true and correct schedule of which is listed on Schedule 6(v) hereof) were calculated in accordance with generally accepted accounting principles and the percentage of completion method of accounting, applied on a basis consistent with the principles used in preparing the Financial Statements and are realizable in the ordinary course of business and were incurred in accordance with applicable budgets in respect thereof.

                    (w) Business Commitments and Proposals. Schedule 6(w) attached hereto lists, as of April 30, 1996, the written or oral contracts, anticipated revenues and costs for each written or oral contract and scheduled completion dates with respect to each job that is yet to be completed. Schedule 6(w) also includes a true and correct copy of documents or summary descriptions thereof evidencing the fifteen (15) largest written or oral contracts. No default exists with respect to or on the part of Seller under any written or oral contract so listed on Schedule 6(w). Schedule 6(w)(i) annexed hereto lists all outstanding proposals for jobs prepared by Seller, or on Seller's behalf, and forwarded to prospective customers or clients.

               7. Representations and Warranties by Purchaser. Purchaser represents and warrants to Seller and Shareholders, as of the date hereof and as of the Closing Date, as follows:

                    (a) Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to enter into this Agreement and all other agreements to which Purchaser is a party required to be delivered by Purchaser pursuant to Section 5(a) hereof (which documents are hereinafter sometimes collectively referred to as "Purchaser's Related Agreements") and to carry out the transactions contemplated by this Agreement. Purchaser has delivered to Seller copies of Purchaser's certificate of incorporation, and all amendments thereto, and the by-laws of Purchaser as presently in effect, each certified as true and correct by Purchaser's secretary.

                    (b) Execution, Delivery and Performance of Agreement. Neither the execution, delivery nor performance of this Agreement and Purchaser's Related Agreements by Purchaser will, with or without the giving of notice or the passage of time, or both, conflict with, result in a default, right to accelerate or loss of rights under, or result in the creation of any lien, charge or encumbrance pursuant to any provision of Purchaser's certificate of incorporation or by-laws or any franchise, mortgage, deed of trust, lease, license, agreement, understanding, law, ordinance, rule or regulation or any order, judgment or decree to which Purchaser is a party or by which it may be bound or affected. Purchaser has the full power and authority to enter into this

          Agreement and to carry out the transactions contemplated hereby, all proceedings required to be taken by Purchaser to authorize the execution, delivery and performance of this Agreement have been properly taken, and this Agreement constitutes the valid and binding obligation of Purchaser, enforceable in accordance with its terms, except that such enforcement may be subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium and similar law affecting creditors' rights generally.

                    (c) Litigation. There is no claim, legal action, suit, arbitration, governmental investigation or other legal or administrative proceeding, nor any order, decree or judgment in progress, pending or in effect or, to Purchaser's knowledge, threatened against or relating to Purchaser in connection with or relating to the transactions contemplated by this Agreement and the Purchaser's Related Agreements referred to herein, and Purchaser does not know or have any reason to be aware of any basis for the same.

               8. Employment Matters; Employment Contracts. (a) Seller shall be responsible for, and shall discharge, all obligations with respect to currently existing salary, wages, bonuses, commissions and other compensation, group insurance claims, medical benefits reimbursable by Seller under existing medical reimbursement policies, severance and all other benefits accrued through the Effective Date to all employees of Seller and any such costs arising after the Effective Date under the terms of any of the foregoing attributable to employment prior to the Effective Date.

                    (b) Schedule 8(b) annexed hereto contains true and correct copies of all employee retirement plans, welfare plans and all employee benefits covering Seller's employees (and any summary plan descriptions in effect for such plans and benefits). Except as set forth on Schedule 8(b) hereto, all requirements of applicable law, including, without limitation, the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), have been fulfilled with regard to said plans and the administration thereof and will be fulfilled with regard to the termination of any of said plans.

                    (c) The execution and performance of this Agreement will not constitute a stated triggering event under any plan or arrangement which will result in payment (whether of deferred compensation, or otherwise) becoming due to any employee or former employee of the Seller.

                    (d) There exist no obligations or liabilities, including claims incurred (as defined herein) but not reported under any uninsured plan providing medical benefits, arising out of or in connection with any employee benefit plan or arrangement, except to the extent funded or accrued as a liability. For purposes of the preceding sentence, a medical claim shall be deemed to be incurred on the date of occurrence of an injury, the diagnosis of an illness, or any other event giving rise to such claim or series of related claims. No plan provides health, medical, death or survivor benefits to any former employee of Seller or beneficiary thereof, except to the extent required under any state insurance law providing for a conversion option, COBRA or other COBRA type rights under a group insurance policy or under Section 601 of ERISA. There are no multi-employer plans covering any employee of Seller nor has Seller ever maintained a multi-employer plan.

                    (e) There has not been any (i) termination of any "defined benefit plan" within the meaning of ERISA maintained by Seller or any person, firm, or corporation (each being referred to herein as an "Affiliate") which is under "common control" (within the meaning of Paragraph 4001(b) of ERISA) with Seller except to the extent that such "defined benefit plan" was fully funded on the date of termination sufficient to pay all plan liabilities and no liability in respect thereof exists (or shall exist) to the Pension Benefit Guaranty Corporation, (ii) commencement of any proceeding to terminate any such plan pursuant to ERISA, or otherwise or (iii) written notice given to Seller or any Affiliate of the intention to commence or seek the commencement of any such proceeding.

                    (f) Except as otherwise provided below, Purchaser shall have the right, but not the obligation, from and after the date hereof, to offer employment on terms and conditions acceptable to Purchaser to personnel employed by Seller immediately prior to Closing, provided that Purchaser hereby advises Seller that all such employees other than Fitzgerald, Moore and Hunt shall, except as Purchaser or any such employee may otherwise agree, be offered employment on an "at will" basis for no specific period of time and Purchaser further advises Seller that it shall be under no obligation imposed by Seller to employ any such persons, continue such employment or to provide any severance or other payment to any of such employees upon termination of the employment of any of such employees. Except to the extent of any breach of a representation or warranty by Seller or the Shareholders hereunder, neither Seller nor the Shareholders shall have any liability for any employment by Purchaser of any of Seller's employees from and after the Effective Date. Purchaser shall offer employment on an at will basis to those employees of Seller as set forth on Schedule 8(f) hereto on such terms and conditions, as Purchaser shall elect. Seller shall provide written notice to each of its employees who shall not be offered employment by Purchaser on or promptly following Closing that his or her employment is being terminated by Seller immediately prior to Closing and Seller shall solely be responsible for any and all severance and other obligations due, if any, or desired by Seller to be paid to any such terminated employees except those severance payments listed on Schedule 6(j) which may be paid out of Seller's cash prior to or simultaneously with the Closing.

                    (g) Nothing in this Agreement, whether express or implied, is intended to confer upon any employee or his legal representative any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement including, without limitation, any rights of employment.

                    (h) At the Closing, Purchaser and Fitzgerald, Purchaser and Moore, and Purchaser and Hunt shall execute and deliver their respective Employment Agreements (collectively, the "Employment Agreements").

               9. Real Estate Matters. (a) The real estate leases (the "Leases") set forth on Schedule 9 annexed hereto constitute the sole real estate leases pursuant to which the Seller occupies or uses real property in connection with its business, and the Leases are in full force and effect and have not been modified or amended (except as set forth on such Schedule 9), (b) to the knowledge of Seller and the Shareholders, no proceeding is pending or threatened for the taking or condemnation of any portion of any property leased pursuant to the Leases, (c) none of the Leases have been pledged, mortgaged or assigned by Seller,
          (d) neither the Seller nor the landlord under any of the Leases is (or, upon the consummation of the transactions contemplated hereby, will be) in default under the terms and conditions of any of the Leases nor, to the knowledge of Seller and the Shareholders, has there occurred any event which, with the giving of notice or the passage of time, or both, would constitute an event of default under any Lease, and (e) except as set forth on
          Schedule 9 annexed hereto, no consent is required by any landlord, lessor, ground lessor, mortgagee, or other party holding any interest in connection with or in respect of any of the Leases, by virtue of the transactions contemplated hereby.

               10. Indemnification. (a) Seller and Shareholders, jointly and severally, hereby indemnify, defend and hold Purchaser harmless from, against and in respect of (and shall, subject to the other provisions of this Agreement, on demand reimburse Purchaser for):

                    (i)    any and all actual loss, liability or
                    damage suffered or incurred by Purchaser by reason of any untrue representation, breach of warranty or nonfulfillment of any covenant by Seller or the Shareholders contained herein or in any certificate, document or instrument delivered by the Seller or the Shareholders to Purchaser hereunder (except the Employment Agreements and the Non-Competition Undertakings, which shall be governed solely by the terms thereof);

                    (ii)   any and all actual loss, liability or
                    damage suffered or incurred by Purchaser in respect of or in connection with any liabilities of Seller or any of the Shareholders, except for the Assumed Liabilities (including, bulk sales, taxes and liabilities relating to the Excluded Assets);

                    (iii)  except as otherwise provided herein
                    and except for the Assumed Liabilities, any and all debts, liabilities or obligations (including, bulk sales, taxes and liabilities relating to excluded assets) of Seller or the Shareholders, direct or indirect, fixed, contingent or otherwise, arising out of any act, transaction, circumstance or state of facts which occurred or existed on or before the Effective Date, whether or not then known, due or payable;

                    (iv)   any and all actions, suits,
                    proceedings, claims, demands, assessments, judgments, costs and expenses, including, without limitation, reasonable legal fees and expenses, incident to (i), (ii) or (iii) above or (v) below or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity; and

                    (v)    any and all loss, liability or damage
                    suffered or incurred by Purchaser by reason of or in connection with any claim for finder's fee or brokerage or other commission arising by reason of any services alleged to have been rendered to or at the instance of Seller or any of the Shareholders with respect to this Agreement or any of the transactions contemplated hereby.

                    (b) Purchaser shall indemnify, defend and hold Seller and the Shareholders harmless from, against and in respect of (and shall, subject to the other provisions of this Agreement, on demand reimburse them for):


                    (i)    any and all actual loss, liability or
                    damage suffered or incurred by Seller or any Shareholder by reason of or resulting from any untrue representation, breach of warranty or non-fulfillment of any covenant or agreement by Purchaser contained herein or in any certificate, document or instrument delivered to Seller or the Shareholders hereunder (except under the Employment Agreements);

                    (ii)   any and all actual loss, liability or
                    damage suffered or incurred by Seller or any Shareholder in respect of or in connection with Purchaser's failure to timely pay any of the Assumed Liabilities including, without limitation, obligations arising from and after the Effective Date under those certain equipment leases listed in the Personal Property Assignment;

                    (iii)  any and all actions, suits,
                    proceedings, claims, demands, assessments, judgments, costs and expenses, including, without limitation, reasonable legal fees and expenses, incident to (i) or (ii) above or
                    (iv) below or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity; and

                    (iv)   any and all actual loss, liability or
                    damage suffered or incurred by Seller or

                    Shareholders by reason of or in connection with any claim for finder's fee or brokerage or other commission arising by reason of any services alleged to have been rendered to or at the instance of Purchaser with respect to this Agreement or any of the transactions contemplated hereby.

                    (c) Seller and the Shareholders, on the one hand, and the Purchaser, on the other hand, shall not be required to indemnify the other under this Section 10 or be liable under
          Section 11 hereof unless the aggregate amounts for which indemnity would otherwise be due thereunder exceeds $50,000 (the "Indemnification Basket"), in which case Seller and the Shareholders, on the one hand, or the Purchaser, on the other hand, shall, as the case may be, be responsible for all such indemnifiable amounts in excess of the Indemnification Basket due pursuant to this Section 10. Notwithstanding the foregoing to the contrary, (i) the Indemnification Basket shall not apply to a breach of a representation or warranty contained in Section 6(i) (taxes) hereof and, in such event, Seller and the Shareholders shall indemnify Purchaser therefor from the first dollar and, similarly, if Purchaser fails to pay any of the Assumed Liabilities, Purchaser shall be responsible therefor from the first dollar; and (ii) any amounts due Purchaser in respect of any misrepresentation or breach of warranty by Seller and the Shareholders in Section 6(q) hereof shall be paid to Purchaser only in respect of indemnifiable amounts in excess of $38,000 (which sum is in addition to $12,000 reserved against on the Balance Sheet in respect of uncollectible receivables); provided, however, that the Indemnification Basket may also be utilized for indemnifiable amounts due Purchaser in respect of misrepresentations or breaches of warranty in Section 6(q) hereof in excess of such sums (i.e., $38,000 plus $12,000).

                    (d) Any indemnifiable liability or reimbursement under this Section 10 shall be limited to the amount of actual damages (of any nature) subject to indemnification actually sustained by a party hereto, net of any applicable insurance payments actually received, other reimbursement or tax benefit actually realized by such party. Notwithstanding anything to the contrary contained herein, the aggregate amount for which indemnity is required to be made by Seller and the Shareholders pursuant to this Section 10 shall not exceed $6,250,000.

                    (e) If a claim by a third party is made against a party hereto (an "Indemnified Party"), and if an Indemnified Party intends to seek indemnity with respect thereto under this
          Section 10, the Indemnified Party shall promptly notify the party required to indemnify the Indemnified Party pursuant to this
          Section 10 (an "Indemnifying Party") of such claim (the "Indemnity Notice"); provided, however, that failure by an Indemnified Party to notify an Indemnifying Party of such claim shall not effect the Indemnified Party's right to seek indemnification so long as the Indemnifying Party is not materially prejudiced by such failure to have been notified of such claim. The Indemnifying Party shall have ten (10) days after receipt of the Indemnity Notice to undertake, conduct and control, through counsel of its own choosing and at its expense, but reasonably acceptable to the Indemnified Party, the settlement or defense thereof, and the Indemnified Party shall cooperate with it in connection therewith; provided, however, that with respect to settlements entered into by the Indemnifying Party, the Indemnifying Party shall obtain the release of the claiming party in favor of the Indemnified Party. If the Indemnifying Party undertakes, conducts and controls the settlement or defense of such claim, the Indemnifying Party shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by the Indemnified Party, providing that the fees and expenses of such counsel shall be borne by the Indemnified Party. With respect to indemnification provided for hereunder, the Indemnified Party shall not pay or settle any such claim so long as the Indemnifying Party is reasonably contesting any such claim in good faith. Notwithstanding the immediately preceding sentence, the Indemnified Party shall have the right to pay or settle any such claims, provided that in such event it shall waive any right to indemnity therefor by the Indemnifying Party.

                    (f) Subject to the limitations set forth in Sections 10(c)-(e), if the Indemnifying Party does not notify the Indemnified Party within fifteen (15) days after the receipt of the Indemnified Party's notice of a claim of indemnity hereunder that it elects to undertake the defense thereof, the Indemnified Party shall have the right to contest, settle or compromise the claim in the exercise of its good faith reasonable judgment at the expense of the Indemnifying Party subject to the other terms and provisions of this Section 10.

               11. Nature and Survival of Representations and Warranties; Rules Regarding Indemnification and Other Actions.

                    (a) Except as otherwise provided herein, all representations, warranties, indemnities and covenants made by Seller or the Shareholders in this Agreement shall be deemed the joint and several statement, representation, warranty, indemnity and covenant of Seller and the Shareholders. All statements, representations, warranties and indemnities made by each of the parties hereto (and in any schedule or exhibit hereto) are and shall be true and correct as of the date hereof and as of the Closing Date, and each of them shall survive the Closing as provided in Section 11(b) hereof and shall be subject to Section 10 hereof.

                    (b) No claim shall be made or enforced against an Indemnifying Party, whether pursuant to Section 10 hereof or by an action at law or any other action including, but not limited to, a claim of a breach of a representation and warranty (collectively, "Other Action") unless and to the extent that the Indemnity Notice or notice of an Other Action shall have been given by the party seeking indemnification or instituting an Other Action to the Indemnifying Party not later than 19 months after the Closing Date or, with respect to taxes, the date upon which the applicable period of limitation on assessment or refund of any relevant tax has expired; provided that claims asserted pursuant to an Indemnity Notice prior to the expiration of the applicable survival period shall survive until such claim shall be resolved and payment in respect thereof, if any is owing, shall be made.


               12. Notices. Any and all notices, demands or requests required or permitted to be given under this Agreement shall be given in writing and sent, by registered or certified U.S. mail, return receipt requested, by hand, or by overnight courier, addressed to the parties hereto at their addresses set forth above or such other addresses as they may from time-to-time designate by written notice, given in accordance with the terms of this Section, together with copies thereof as follows:

                    In the case of Purchaser, with a copy to:

                    Zukerman Gore & Brandeis, LLP
                    900 Third Avenue
                    New York, New York  10022-4728
                    Facsimile no.:  (212) 223-6433

                    Attention:  Jeffrey D. Zukerman, Esq.

                    In the case of Seller or the Shareholders, with a copy to:

                    Levin & Ginsburg Ltd.
                    180 North LaSalle Street
                    Suite 2210
                    Chicago, Illinois  60601
                    Facsimile no.:  (312) 368-0111

                    Attention:  Robert S. Levin, Esq. (#329701)

          (In addition, without constituting notice hereunder, the parties shall use reasonable efforts to send by facsimile to counsel for the party to whom notice is to be sent copies of all notices sent by such party). Notice given as provided in this Section shall be deemed effective: (i) on the date hand delivered, (ii) on the first business day following the sending thereof by overnight courier, and (iii) on the seventh calendar day (or, if it is not a business day, then the next succeeding business day thereafter) after the depositing thereof into the exclusive custody of the U.S. Postal Service.

               13. Miscellaneous. (a) This Agreement, including, without limitation, the schedules and other documents referred to herein, constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes any and all prior agreements, arrangements or understandings with respect hereto, and may not be modified or amended except by a written agreement specifically referring to this Agreement signed by all of the parties hereto.

                    (b) No waiver of any breach or default hereunder shall be considered valid unless in writing and signed by the party giving such waiver, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

                    (c) This Agreement shall be binding upon and inure to the benefit of each corporate party hereto, its successors and assigns, and each individual party hereto and his heirs, personal representatives, successors and assigns.

                    (d) The section headings contained herein are for the purposes of convenience only and are not intended to define or limit the contents of said sections.

                    (e) Each party hereto shall cooperate, shall take such further action and shall execute and deliver such further documents as may be reasonably requested by any other party in order to carry out the provisions and purposes of this Agreement.

                    (f) Except as otherwise provided herein or in agreements delivered in connection with this Agreement, all legal, accounting and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party or parties incurring the same.

                    (g) This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.

                    (h) This Agreement and all amendments hereto shall be governed by, construed and enforced in accordance with the internal laws of the State of New York without reference to principles of conflict of laws.

                    (i) If any provision of this Agreement shall be held invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision, only to the extent it is invalid or unenforceable, and shall not in any manner affect or render invalid or unenforceable any other severable provision of this Agreement, and this Agreement shall be carried out as if any such invalid or unenforceable provision were not contained herein.

                    (j)  All schedules attached hereto shall be
          incorporated by reference herein as if set forth herein in full.

                    (k) Seller and the Shareholders, on the one hand, and Purchaser, on the other hand, agree that, without the prior written consent of the other, unless otherwise required by law, it shall not make or permit to be made any announcement of any kind about this Agreement or the transactions contemplated hereby, either prior to the Closing Date or any time hereafter in the event the transactions contemplated hereby are not consummated as provided herein.

                    (l) Seller and Shareholders, on the one hand, and Purchaser, on the other hand, represent and warrant to the other that there is no obligation to pay any commission, finder's fee, broker's fee or similar charge in connection with the transactions provided for in this Agreement, resulting from any agreements or other action of such representing party.

                    (m) The parties hereto hereby irrevocably consent to the exclusive jurisdiction of all Federal and State courts in New York County, New York or Cook County, Illinois in connection with any proceedings brought by Seller, any of the Shareholders, Purchaser, or their successors or assigns, in connection with this Agreement.

                    (n) This Agreement is not intended to, and shall not confer any rights upon, any parties other than the express parties hereto.

               IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                        CARIBINER INTERNATIONAL, INC.


                                     By: /s/ Arthur F. Dignam
                                        -----------------------------
                                        Arthur F. Dignam
                                        Executive Vice President


                                        LIGHTHOUSE, LTD.


                                     By: /s/ Mark P. Fitzgerald
                                        -----------------------------
                                        Mark P. Fitzgerald
                                        President


                                        /s/ Mark P. Fitzgerald
                                        ______________________________
                                        MARK P. FITZGERALD



                                        /s/ Warren F. Moore II
                                        ______________________________
                                        WARREN F. MOORE II


                                        /s/ Richard C. Hunt
                                        ______________________________
                                        RICHARD C. HUNT